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                      PLATINUM UNDERWRITERS HOLDINGS, LTD.
                             The Belvedere Building
                                69 Pitts Bay Road
                             Pembroke, Bermuda HM 08


                                              September 19, 2005


Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 6010
100 F Street, N.E.
Washington, D.C. 20549
Attention: Song P. Brandon


   Re: Platinum Underwriters Holdings, Ltd.
       Platinum Underwriters Finance, Inc.
       Registration Statement on Form S-4
       Registration No. 333-126883
       ------------------------------------


Ladies and Gentlemen:

         Pursuant to Rule 461 under the Securities Act of 1933, Platinum Underwriters Holdings, Ltd. and Platinum Underwriters Finance, Inc. hereby respectfully request that the effective date of the above-captioned Registration Statement be accelerated to 12:00 p.m. Eastern Time, on Septmeber 22, 2005, or as soon thereafter as practicable.


                                      Platinum Underwriters Holdings, Ltd.

                                      By: /s/ Joseph F. Fisher
                                          ---------------------------------
                                          Name:  Joseph F. Fisher
                                          Title: Executive Vice President and
                                            Chief Financial Officer

                                      Platinum Underwriters Finance, Inc.

                                      By: /s/ Joseph F. Fisher
                                          ---------------------------------
                                          Name:  Joseph F. Fisher
                                          Title: Executive Vice President and
                                            Chief Financial Officer


cc:      Jeffrey P. Riedler
         Assistant Director

         Linda E. Ransom
         Jonathan L. Freedman
         Dewey Ballantine LLP